UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2005

MONTEREY GOURMET FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22534-LA	77-0227341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1528 Moffett Street

Salinas, California  93905

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (831) 753-6262

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:  Entry into a Material Definitive Agreement.

On January 11, 2005, Monterey Gourmet Foods, Inc. (“Monterey”), Casual Gourmet Foods, Inc. (“Casual”), and the shareholders of Casual (“Shareholders”) entered into a definitive agreement for the purchase by Monterey of 60% of Casual’s outstanding shares and for the acquisition by Monterey of Casual’s remaining shares over the next three years (the “Stock Purchase Agreement”). Casual, which produces branded gourmet sausages, prepared soups and other food products, is a Florida corporation with headquarters in Tampa, Florida. Prior to entry into the Stock Purchase Agreement, there were no existing material relationships between or among Monterey and Casual or its Shareholders.

For its initial acquisition, Monterey paid US $6.0 million in cash. Purchase of the remaining shares over the next three years will be at a price derived from a predetermined calculation based upon a percentage of earnings before taxes, interest, depreciation and amortization during the interim periods. Casual will remain a separate entity and, under additional agreement between Monterey, Casual and the Shareholders, Casual’s day-to-day operations until the acquisition is completed will be managed by Casual’s existing management; Monterey will control a majority of the Board of Directors, except for certain key decisions which will require the consent of a majority of the directors appointed by the Casual Shareholders.  Monterey will be entitled to distribution of 100% of Casual’s profits or losses.

Item 2.01:  Completion of Acquisition or Disposition of Assets.

On January 11, 2005, Monterey, Casual   and its Shareholders completed Monterey’s initial acquisition of 60% of the outstanding shares of Casual  pursuant to the Stock Purchase Agreement , the material terms of which are described in Item 1.01 above and are incorporated into this Item 2.01 by reference. The initial acquisition was funded with $5 million in financing provided by Comerica Bank, Monterey’s principal bank, and $1 million from Monterey’s current cash reserves.

A copy of the Stock Purchase Agreement is filed with this Report as Exhibit 2.01 and is incorporated  in this Item 2.01 by reference.

Also on January 12, 2004, Monterey and Casual issued a joint press release announcing the transaction.  A copy of the joint press release is filed with this Report as Exhibit 99.1 and is incorporated  in this Item 2.01 by reference.

Item 2.03:  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 11, 2005, Monterey, Casual   and its Shareholders completed Monterey’s initial acquisition of 60% of the outstanding shares of Casual  pursuant to the Stock Purchase Agreement , the material terms of which are described in Item 1.01 above and are incorporated into this Item 2.01 by reference. The initial acquisition was funded in part with $5 million in financing provided by Comerica Bank, Monterey’s principal bank.  The Bank loan carries a floating interest rate which is the lower of Comerica Bank’s prime rate or LIBOR plus 2.75% and is payable interest only for the first twelve months. The repayment schedule thereafter will consist of forty-eight equal monthly principal payments of $104,166.67 plus interest.  The bank requires as collateral a blanket lien on all existing assets of Monterey Gourmet Foods, Inc., including equipment, A/R, inventory, trademarks and the stock acquired in Casual Gourmet Foods, Inc.  The bank also requires the company to meet certain financial covenants which will be reported to the bank on a monthly basis.

Item 9.01.  Financial Statements and Exhibits

(a)  Financial Statements of Businesses Acquired.

It is impracticable at this time for the Registrant to file the financial statements required  to be filed with this Current Report on Form 8-K.  The required financial statements will be filed by amendment as soon as practicable, but not later than 71 days after the date this Current Report on Form 8-K was required to be filed.

(b)  Pro Forma Financial Information.

It is impracticable at this time for the Registrant to file the pro forma financial information required to be filed with this Current Report on Form 8-K.  The required pro forma financial information will be filed by amendment as soon as practicable, but not later than 71 days after the date this Current Report on Form 8-K was required to be filed.

(c)  Exhibits.

2.01         Stock Purchase Agreement by and among Monterey Gourmet Foods, Inc., Casual Gourmet Foods, Inc., and Certain Shareholders dated January 11, 2005.

Schedules and Exhibits to this agreement have not been filed because they do not contain information material to an investment decision which is not otherwise disclosed in this Report or in the Stock Purchase Agreement, but Monterey will provide supplementally a copy of any Schedule or Exhibit to the Commission upon its request.  A descriptive list of the Schedules and Exhibits is contained in the Table of Contents of the Stock Purchase Agreement.

99.1         Press release dated January 12, 2005, issued jointly by Monterey Gourmet Foods, Inc. and Casual gourmet Foods, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONTEREY GOURMET FOODS, INC.
(Registrant)

Date: January 17, 2005	By:	/s/ Scott Wheeler
Scott Wheeler
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

2.01	Stock Purchase Agreement by and among Monterey Gourmet Foods, Inc., Casual Gourmet Foods, Inc., and Certain Shareholders.

99.1	Press release dated January 12, 2005, issued jointly by Monterey Gourmet Foods, Inc. and Casual Gourmet Foods, Inc.